(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Partners, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Index Solution 2020 Portfolio, ING Index Solution 2030 Portfolio, ING Index Solution 2040 Portfolio, and ING Index Solution 2050 Portfolio, each a series of ING Partners, Inc.

/s/ KPMG LLP

Boston, Massachusetts

September 27, 2011